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                                                                    EXHIBIT 12.1
                             PIONEER COMPANIES, INC.
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                               FOR THE SIX    -----------------------------------------------------------------
                                               MONTHS ENDED       SUCCESSOR COMPANY               PREDECESSOR COMPANY
                                                 JUNE 30,     ------------------------   --------------------------------------
                                                   2004          2003          2002         2001          2000         1999
                                               ------------   ----------   -----------   ----------    ----------   -----------
EARNINGS AVAILABLE FOR FIXED CHARGES
    Income (Loss) before income taxes and      $   (10,298)   $   14,901   $    (5,538)  $  154,637    $(64,532)    $   (76,598)
      cumulative effect of accounting change
    Less: Capitalized Interest Expense                    -            -             -            -             -             -
    Add: Fixed charges                               11,613       23,580        23,181       41,138        62,327        58,175
                                               ------------   ----------   -----------   ----------    ----------   -----------
       EARNINGS AVAILABLE                      $      1,315   $   38,481   $    17,643   $  195,775    $  (2,205)   $   (18,423)
                                               ------------   ----------   -----------   ----------    ----------   -----------
FIXED CHARGES
    Interest expense                           $      9,203   $   19,064   $    18,891   $   36,010(3) $   56,328   $    51,927
    Capitalized interest                                  -            -             -            -             -             -
    Rental Expense representative of interest         2,410        4,516         4,290        5,128         5,999         6,248
      factor(1)
                                               ------------   ----------   -----------   ----------    ----------   -----------
      TOTAL FIXED CHARGES                      $     11,613   $   23,580   $    23,181   $   41,138    $   62,327   $    58,175
                                               ------------   ----------   -----------   ----------    ----------   -----------
RATIO OF EARNINGS TO FIXED CHARGES                  N/A             1.63       N/A             4.76       N/A          N/A
                                               ============   ==========   ===========   ==========    ==========   ===========
AMOUNT OF DEFICIENCY(2)                        $     10,298       N/A      $     5,538      N/A        $   64,532   $    76,598
                                               ============                ===========                 ==========   ===========

(1) One-third of the rent expense is the portion deemed representative of interest.

(2) Earnings available for the applicable periods was not sufficient to cover fixed charges by the amounts as shown for each applicable period.

(3) Represents recognized interest expense through July 2001; as a result of the fresh start accounting in accordance with SOP 90-7 the forgiveness of debt included related accrued interest as shown on a separate income statement line of debt forgiveness income.